Exhibit 99.1

Macquarie Infrastructure Company LLC Reports First Quarter 2012 Financial Results, Strong Performance from Operating Entities

• $0.20 per share cash dividend for first quarter to be paid mid-May

• Quarterly dividend projected to increase to $0.50 per share or more with IMTT payments

• Proportionately combined free cash flow per share increases 9%

NEW YORK--(BUSINESS WIRE)--May 2, 2012--Macquarie Infrastructure Company LLC (NYSE: MIC) reported financial results for the first quarter of 2012 including proportionately combined free cash flow of $0.88 per share compared with $0.81 per share in the first quarter of 2011. The 9% increase reflects improved performance at each of MIC’s four operating entities.

The Company also reported that its Board of Directors approved the distribution of a cash dividend of $0.20 per share for the first quarter. The cash dividend will be payable on May 17, 2012 to shareholders of record on May 14, 2012.

Proportionately combined free cash flow increased to $40.7 million in the first quarter of 2012 from $37.0 million in the first quarter of 2011. The aggregate increase reflects growth in free cash flow generated of:

  66.0% at District Energy, the Company’s 50.01% interest in a district cooling business in Chicago;
  57.9% at The Gas Company, MIC’s gas processing and distribution business in Hawaii;
  16.4% at Atlantic Aviation, the Company’s airport services business based in Plano, Texas; and,
  11.0% at International-Matex Tank Terminals (IMTT), MIC’s 50% equity investment in a bulk liquid storage terminal business headquartered in New Orleans, Louisiana.

MIC regards free cash flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. The Company defines free cash flow as cash from operating activities, less maintenance capital expenditures and changes in working capital. Working capital movements are excluded on the basis that these are largely timing differences in payables and receivables, and are therefore not reflective of MIC’s ability to generate cash. Proportionately combined free cash flow refers to the sum of the free cash flow generated by MIC’s businesses and investments in proportion to its equity interest in each and after holding company costs. See “Cash Generation” below for further information.

“The first quarter was good for each of our operating entities,” said James Hooke, Chief Executive Officer of Macquarie Infrastructure Company. “While we incurred significant legal expenses in the first quarter related to the IMTT arbitration, our continued active management helped our businesses perform well and at levels consistent with our guidance for the full year.”

Excluding the effect of the expenses incurred in connection with the arbitration, MIC’s proportionately combined free cash flow per share would have increased by 17.3% to $0.95 in the first quarter of 2012 from $0.81 in the first quarter of 2011.

Dividend Policy

In determining the MIC dividend for the first quarter of 2012, MIC’s Board was not able to consider either the arbitration award or the dividend it believes IMTT should pay to each of its shareholders for the first quarter. Neither the payment due in settlement of the arbitration nor the cash flows generated by IMTT in the first quarter were distributed to MIC. MIC believes that the receipt of these funds and those that may become due in the future will result in its Board authorizing an increase in the amount of the Company’s quarterly cash dividend.

Reflecting confidence in the Company’s ability to secure the proceeds awarded in the arbitration, the MIC Board has expressed its intent to raise the MIC dividend to at least $0.50 per share, per quarter, following receipt of the award proceeds. The precise timing and amount of any future dividend, including an increase resulting from the receipt of the arbitration award proceeds, will be based on the continued stable performance of the Company’s businesses and the economic conditions prevailing at the time of any authorization. Future dividends will also be dependent on compliance by MIC’s co-investor with the dividend provisions of the IMTT Shareholders’ Agreement.

The MIC Board’s intent also reflects its past practice of paying substantially all of the cash generated by the Company’s operating businesses to shareholders in the form of a quarterly cash dividend.

Arbitration Update

MIC reported on April 1, 2012 that it had been awarded $110.6 million at the conclusion of its arbitration with its co-investor in IMTT. The award represents the amount of dividends to which MIC was entitled through December 31, 2011 under the Shareholders’ Agreement with its co-investor. The arbitration award also dismissed all of the co-investor’s counterclaims, provided clarification as to the methodology used to calculate future dividends and directed the parties to comply with certain corporate governance recommendations.

On April 1, 2012 MIC filed a complaint in Delaware state court seeking confirmation of the award. MIC’s co-investor has not challenged the confirmation proceedings, but has until May 24, 2012 to answer the complaint and until the end of June to move to vacate the award. If the award is confirmed in Delaware state court, MIC will then be able to seek enforcement of the judgment through separate court proceedings. Those proceedings could take six months or longer to complete.

MIC continues to work with its co-investor on the implementation of the award and payment of all dividends due under that decision. Consistent with the performance of the business in the first quarter and the interpretation of the Shareholders’ Agreement ordered in the arbitration, MIC proposed a dividend for the first quarter of 2012 of $22.6 million per shareholder.

“We are pleased to have concluded the arbitration with our co-investor in IMTT, although we’re disappointed not to have received the award proceeds or a dividend for the first quarter as yet,” Hooke noted. ”Our co-investor’s representatives have said that they plan to comply with the terms of the award. They have proposed a dividend for the first quarter that, while less than the award requires, does represent a step forward by them. We remain hopeful that our co-investor will comply with the award of past and payment of current dividends soon.”

Consolidated Results for First Quarter

MIC’s consolidated revenue for the first quarter of 2012 increased 10.4% compared with the first quarter of 2011 to $264.9 million. The growth in revenue reflects both higher energy costs, such as the cost of jet fuel and synthetic natural gas that are passed through to customers of MIC’s businesses, and an increase in the volume of product sold.

Gross profit – defined as revenue less cost of goods sold – removes the volatility in revenue associated with fluctuations in energy costs. MIC’s consolidated gross profit totaled $100.6 million in the first quarter of 2012, an increase of 5.4% over the same period in 2011.

MIC reported $20.7 million of net income, before taxes, in the first quarter of 2012 compared with net income of $17.8 million in the first quarter of 2011.

Cash Generation

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income. EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which include impairments, gains and losses on derivatives and adjustments for certain other items reflected in the statement of operations.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, and their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports free cash flow, as defined below, on both a consolidated and operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities. MIC believes that reporting free cash flow provides additional insight into its ability to deploy cash, as GAAP measures, such as net income and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses.

MIC defines free cash flow as cash from operating activities, less maintenance capital expenditures and changes in working capital. Working capital movements are excluded on the basis that these are largely timing differences in payables and receivables, and are therefore not reflective of MIC’s ability to generate cash.

MIC notes that free cash flow does not fully reflect its ability to freely deploy generated cash, as it does not reflect required principal payments on indebtedness, payments of dividends, potential growth capital expenditures and other fixed obligations or the other cash items excluded when calculating free cash flow. Free cash flow may be calculated differently by other companies which limits its usefulness as a comparative measure. Free cash flow, as defined by MIC, should be used as a supplemental measure and not in lieu of financial results reported under GAAP.

	For the Quarter Ended March 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	The Gas Company	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	33,188	18,699	1,846	78,252	N/A	131,985	66,376	3,691
EBITDA excluding non-cash items	29,731	14,180	2,175	34,151	(5,046)	75,191	59,462	4,349
Free cash flow	15,744	8,010	1,343	19,109	(3,469)	40,736	31,487	2,685

	For the Quarter Ended March 31, 2011
($ in Thousands) (Unaudited)	IMTT 50%	The Gas Company	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	30,026	15,488	1,417	77,207	N/A	124,137	60,051	2,833
EBITDA excluding non-cash items	26,492	11,789	1,719	32,075	(1,394)	70,681	52,984	3,438
Free cash flow	14,189	5,073	809	16,419	500	36,990	28,378	1,617

Gross profit variance	10.5%	20.7%	30.3%	1.4%	NA	6.3%	10.5%	30.3%
EBITDA excluding non-cash items variance	12.2%	20.3%	26.5%	6.5%	NM	6.4%	12.2%	26.5%
Free cash flow variance	11.0%	57.9%	66.0%	16.4%	NM	10.1%	11.0%	66.0%
_____________________
NM - Not meaningful
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

IMTT

MIC has a 50% equity interest in IMTT, the operator of one of the largest independent bulk liquid storage terminal businesses in the U.S. IMTT owns and operates 10 marine storage terminals in the U.S. and is the part owner and operator of two terminals in Canada. The terminals store and handle a wide variety of petroleum grades, chemicals and vegetable and animal oils. To aid in meaningful analysis of the performance of IMTT across periods, the table and discussion below refers to results for 100% of the business, not just MIC’s 50% interest.

Terminal revenue at IMTT grew 5.3% during the first quarter compared with the first quarter of 2011 primarily as a result of the improvement in average storage rental rates. Average storage rental rates increased 5.6% in 2012. With a small number of expected 2012 contract renewals having been completed, MIC now expects average storage rates to increase in a range between 5.5% and 7.5% for the full year.

Capacity utilization increased to 95.9% from 93.8% during the first quarter of 2012 compared with the first quarter of 2011. Utilization rates improved as tanks that had been out of service for cleaning and inspection were returned to service in the first quarter. MIC expects utilization rates for the full year to be comparable with those achieved in 2011.

Environmental response gross profit generated in the quarter of 2012 increased to $1.2 million from less than $100,000 in the first quarter of 2011. There was a modest increase in the amount of spill response activity in which IMTT’s environmental response subsidiary was involved in 2012.

IMTT’s quarterly free cash flow increased to $31.5 million in the first quarter of 2012 from $28.4 million in 2011 due to the improvement in operating results.

The Gas Company

The Gas Company is the owner and operator of the only regulated (“utility”) gas processing and pipeline distribution network in the Hawaiian Islands. The business is also the owner and operator of the largest unregulated (“non-utility”) propane gas distribution business on the islands.

Non-utility contribution margin increased 42.2% during the first quarter of 2012 compared with the first quarter in 2011. The increase reflects both a 6.7% increase in the volume of gas sold and effective margin management during a period in which wholesale propane prices fluctuated by more than 10%. Utility contribution margin decreased slightly versus the prior comparable period.

The Gas Company generated $8.0 million of free cash flow in the first quarter of 2012. Free cash flow increased by $2.9 million compared with the first quarter of 2011 primarily as a result of the improved operating results of the non-utility portion of the business and a decrease in maintenance capital expenditures.

District Energy

MIC’s District Energy business produces chilled water that it distributes via underground pipelines in downtown Chicago to high-rise buildings for use in air conditioning and process cooling systems. The business also operates a site-specific operation that supplies both cooling and heating services to three customers in Las Vegas, Nevada. MIC has a 50.01% (controlling) interest in District Energy.

Gross profit increased 30.3% at District Energy in the first quarter of 2012 compared with the first quarter of 2011. The increase was primarily due to improved performance related to the warmer than average temperatures in Chicago this year versus the first quarter of 2011 that drove increased demand for cooling. The business also recorded lower expenditures for preseason system maintenance. A higher percentage of total preseason maintenance was conducted in the first quarter of 2011 compared with 2012.

Free cash flow increased 66.0% to $2.7 million in the first quarter of 2012 compared with the first quarter of 2011 primarily due to the improved operating performance.

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed-base operations (FBO) that primarily provide fuel, terminal services and aircraft hangar services to owners and operators of general aviation (GA) aircraft at 65 airports in the US. The network is the largest of its type in the U.S. air transportation industry.

Gross profit for the first quarter of 2012 increased 1.4% compared with the first quarter of 2011 primarily as a result of an increase in the volume of GA jet fuel sold and the margin achieved on those sales. The same store volume of GA jet fuel sold increased 1.4% while margins were up 3.3%.

Same store gross profit increased 2.1% in the first quarter including a sharp drop in revenue and gross profit generated from de-icing activity in the first quarter of 2012 compared with the first quarter of 2011. Excluding the impact of de-icing in both periods, same store gross profit would have increased by 3.9%.

Selling, general and administrative (SG&A) were lower in the first quarter of 2012 compared with the first quarter of 2011 as a result of lower lease costs reflecting sales of several FBOs last year. Property and casualty insurance expenses declined as well, helped by Atlantic Aviation’s track record of safety and effective insurance procurement practices.

Free cash flow generated by Atlantic Aviation during the first quarter of 2012 increased 16.4% to $19.1 million from $16.4 million in the first quarter of 2011.

Business Outlook

Management at MIC has provided the following update to previously provided guidance regarding the performance of the Company’s operating businesses in 2012.

IMTT – MIC continues to expect the business will generate between $220.0 and $235.0 million of EBITDA excluding non-cash items during 2012. Maintenance capital expenditures were seasonally normal during the first quarter and are expected to be approximately $50.0 to $55.0 million for the full year. If growth capital assets are placed in service as planned during the year, IMTT is likely to have little or no current federal income tax liability as a result of depreciation (non-cash) expenses associated with these expenditures.

The Gas Company – the business is expected to generate between $50.0 and $55.0 million of EBITDA excluding non-cash items in 2012. Maintenance capital expenditures are anticipated be approximately $6.7 million for the full year or down by about one third on 2011. Strong performance in the first quarter, particularly from the non-utility portion of the business suggests that The Gas Company is likely to finish 2012 at the higher end of the range of EBITDA guidance.

District Energy – the business is expected to generate between $21.0 and $22.0 million of EBITDA excluding non-cash items. Maintenance capital expenditures are expected to be approximately $1.0 million for the full year. The relatively strong performance of the business in the first quarter suggests a full-year result at the higher end of guidance assuming peak cooling season temperatures are consistent with historical norms.

Atlantic Aviation – the business is expected to generate between $130.0 and $140.0 million of EBITDA excluding non-cash items during 2012. Maintenance capital expenditures are expected to be approximately $13.1 million for the full year. The level of performance improvement in the first quarter was consistent with a full-year result in the range of current guidance.

MIC management believes that the forecast results of the Company’s operating businesses, combined with the expenses of the holding company produce an aggregate range of proportionately combined free cash flow of between $3.50 and $3.60 per share for 2012.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, May 3, 2012 to review the Company’s results.

How: To listen to the conference call please dial +1(650) 521-5252 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of May 3, 2012 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on May 3, 2012 through May 17, 2012, at +1(404) 537-3406, Passcode: 70894356. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of three energy-related businesses including a gas processing and distribution business in Hawaii, The Gas Company, a controlling interest in a District Energy business in Chicago, and a 50% interest in a bulk liquid storage terminal business, International-Matex Tank Terminals. MIC also owns and operates an aviation-related airport services business, Atlantic Aviation. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This filing contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED BALANCE SHEETS
($ In Thousands, Except Share Data)

	March 31, 2012	December 31, 2011
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$32,390	$22,786
Accounts receivable, less allowance for doubtful accounts
of $549 and $445, respectively	64,486	56,458
Distributions receivable from unconsolidated business	110,579	-
Inventories	23,318	23,106
Prepaid expenses	7,279	7,338
Deferred income taxes	15,162	19,102
Other	16,151	14,523
Total current assets	269,365	143,313
Property, equipment, land and leasehold improvements, net	558,090	561,022
Equipment lease receivables	31,240	32,189
Investment in unconsolidated business	129,567	230,401
Goodwill	516,175	516,175
Intangible assets, net	653,589	662,135
Other	22,546	23,398
Total assets	$2,180,572	$2,168,633

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$5,084	$4,300
Accounts payable	33,608	29,199
Accrued expenses	22,741	23,827
Current portion of long-term debt	54,115	34,535
Fair value of derivative instruments	32,084	39,339
Other	17,632	17,702
Total current liabilities	165,264	148,902
Long-term debt, net of current portion	1,069,891	1,086,053
Deferred income taxes	180,922	177,262
Fair value of derivative instruments	12,832	15,576
Other	47,384	46,980
Total liabilities	1,476,293	1,474,773
Commitments and contingencies	-	-
Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 46,474,212 LLC interests issued and outstanding at March 31, 2012 and 46,338,225 LLC
interests issued and outstanding at December 31, 2011	946,683	951,729
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(24,845)	(27,412)
Accumulated deficit	(227,990)	(242,082)
Total members’ equity	715,295	703,682
Noncontrolling interests	(11,016)	(9,822)
Total equity	704,279	693,860
Total liabilities and equity	$2,180,572	$2,168,633

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($ In Thousands, Except Share and Per Share Data)

	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011

Revenue
Revenue from product sales	$172,954	$153,064
Revenue from product sales - utility	38,314	34,273
Service revenue	52,409	51,247
Financing and equipment lease income	1,179	1,287
Total revenue	264,856	239,871
Costs and expenses
Cost of product sales	119,381	105,325
Cost of product sales - utility	32,172	26,865
Cost of services	12,661	12,154
Selling, general and administrative	55,263	51,670
Fees to manager - related party	4,995	3,632
Depreciation	7,551	7,210
Amortization of intangibles	8,546	8,719
Total operating expenses	240,569	215,575
Operating income	24,287	24,296
Other income (expense)
Interest income	2	4
Interest expense(1)	(13,007)	(14,469)
Equity in earnings and amortization charges of investee	9,501	8,362
Other expense, net	(52)	(349)
Net income before income taxes	20,731	17,844
Provision for income taxes	(6,521)	(6,986)
Net income	$14,210	$10,858
Less: net income (loss) attributable to noncontrolling interests	118	(307)
Net income attributable to MIC LLC	$14,092	$11,165

Basic income per share attributable to MIC LLC interest holders	$0.30	$0.24

Weighted average number of shares outstanding: basic	46,356,157	45,730,568

Diluted income per share attributable to MIC LLC interest holders	$0.30	$0.24

Weighted average number of shares outstanding: diluted	46,379,291	45,762,557
Cash dividends declared per share	$0.20	$0.20

_________________

(1) Interest expense includes non-cash gains on derivative instruments of $5.6 million and $5.5 million for the quarters ended March 31, 2012 and 2011, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($ In Thousands)
	Quarter Ended March 31, 2012	Quarter Ended March 31, 2011

Operating activities
Net income	$14,210	$10,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	9,225	8,857
Amortization of intangible assets	8,546	8,719
Equity in earnings and amortization charges of investee	(9,501)	(8,362)
Amortization of debt financing costs	978	1,030
Non-cash derivative gains	(5,630)	(5,510)
Base management fees settled in LLC interests	4,995	3,632
Equipment lease receivable, net	838	740
Deferred rent	74	90
Deferred taxes	5,768	6,054
Other non-cash expenses, net	559	663
Changes in other assets and liabilities:
Accounts receivable	(8,227)	(6,746)
Inventories	1,510	(845)
Prepaid expenses and other current assets	(1,695)	(2,320)
Due to manager - related party	11	(13)
Accounts payable and accrued expenses	3,080	4,479
Income taxes payable	(113)	594
Other, net	(898)	(378)
Net cash provided by operating activities	23,730	21,542

Investing activities
Purchases of property and equipment	(7,069)	(7,162)
Proceeds from sale of investment	390	-
Other	26	(14)
Net cash used in investing activities	(6,653)	(7,176)

Financing activities
Proceeds from long-term debt	10,000	970
Proceeds from line of credit facilities	-	2,000
Dividends paid to holders of LLC interests	(9,268)	-
Distributions paid to noncontrolling interests	(1,525)	(2,495)
Payment of long-term debt	(6,583)	(14,500)
Payment of notes and capital lease obligations	(97)	(40)
Net cash used in financing activities	(7,473)	(14,065)

Net change in cash and cash equivalents	9,604	301
Cash and cash equivalents, beginning of period	22,786	24,563
Cash and cash equivalents, end of period	$32,390	$24,864

Supplemental disclosures of cash flow information
Non-cash investing and financing activities:
Accrued purchases of property and equipment	$1,022	$1,789
Acquisition of equipment through capital leases	$916	$-
Issuance of LLC interests to manager for base management fees	$4,222	$3,214
Taxes paid	$865	$309
Interest paid	$17,530	$18,959

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS - MDA

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2012	2011	$	%
	($ In Thousands) (Unaudited)
Revenue
Revenue from product sales	$172,954	$153,064	19,890	13.0
Revenue from product sales - utility	38,314	34,273	4,041	11.8
Service revenue	52,409	51,247	1,162	2.3
Financing and equipment lease income	1,179	1,287	(108)	(8.4)
Total revenue	264,856	239,871	24,985	10.4
Costs and expenses
Cost of product sales	119,381	105,325	(14,056)	(13.3)
Cost of product sales - utility	32,172	26,865	(5,307)	(19.8)
Cost of services	12,661	12,154	(507)	(4.2)
Gross profit	100,642	95,527	5,115	5.4
Selling, general and administrative	55,263	51,670	(3,593)	(7.0)
Fees to manager - related party	4,995	3,632	(1,363)	(37.5)
Depreciation	7,551	7,210	(341)	(4.7)
Amortization of intangibles	8,546	8,719	173	2.0
Total operating expenses	76,355	71,231	(5,124)	(7.2)
Operating income	24,287	24,296	(9)	-
Other income (expense)
Interest income	2	4	(2)	(50.0)
Interest expense(1)	(13,007)	(14,469)	1,462	10.1
Equity in earnings and amortization charges of investee	9,501	8,362	1,139	13.6
Other expense, net	(52)	(349)	297	85.1
Net income before income taxes	20,731	17,844	2,887	16.2
Provision for income taxes	(6,521)	(6,986)	465	6.7
Net income	$14,210	$10,858	3,352	30.9
Less: net income (loss) attributable to noncontrolling interests	118	(307)	(425)	(138.4)
Net income attributable to MIC LLC	$14,092	$11,165	2,927	26.2

(1) Interest expense includes non-cash gains on derivative instruments of $5.6 million and $5.5 million for the quarters ended March 31, 2012 and 2011, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF CONSOLIDATED NET INCOME
TO EBITDA EXCLUDING NON-CASH ITEMS AND CASH FROM
OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended March 31,		Change Favorable/(Unfavorable)
	2012	2011	$	%
	($ In Thousands) (Unaudited)
Net income attributable to MIC LLC(1)	$14,092	$11,165
Interest expense, net(2)	13,005	14,465
Provision for income taxes	6,521	6,986
Depreciation(3)	7,551	7,210
Depreciation - cost of services(3)	1,674	1,647
Amortization of intangibles(4)	8,546	8,719
Equity in earnings and amortization charges of investee(5)	(9,501)	(8,362)
Base management fees settled/to be settled in LLC interests	4,995	3,632
Other non-cash expense, net	751	446
EBITDA excluding non-cash items	$47,634	$45,908	1,726	3.8

EBITDA excluding non-cash items	$47,634	$45,908
Interest expense, net(2)	(13,005)	(14,465)
Interest rate swap breakage fees(2)	(248)	(1,105)
Non-cash derivative gains recorded in interest expense(2)	(5,382)	(4,405)
Amortization of debt financing costs(2)	978	1,030
Equipment lease receivables, net	838	740
Provision for income taxes, net of changes in deferred taxes	(753)	(932)
Changes in working capital	(6,332)	(5,229)
Cash provided by operating activities	23,730	21,542
Changes in working capital	6,332	5,229
Maintenance capital expenditures	(3,727)	(3,162)
Free cash flow	$26,335	$23,609	2,726	11.5

______________________________

(1) Net income attributable to MIC LLC excludes net income attributable to noncontrolling interests of $118,000 and net loss attributable to noncontrolling interests of $307,000 for the quarters ended March 31, 2012 and 2011, respectively.

(2) Interest expense, net, includes non-cash gains on derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.

(3) Depreciation - cost of services includes depreciation expense for District Energy, which is reported in cost of services in our consolidated condensed statements of operations. Depreciation and Depreciation - cost of services does not include acquisition-related step-up depreciation expense of $2.0 million and $1.7 million for the quarters ended March 31, 2012 and 2011, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(4) Amortization of intangibles does not include acquisition-related step-up amortization expense of $85,000 and $283,000 for the quarters ended March 31, 2012 and 2011, respectively, related to intangible assets in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investee in our consolidated condensed statements of operations.

(5) Equity in earnings and amortization charges of investee in the above table includes our 50% share of IMTT's earnings, offset by distributions we received only up to our share of the earnings recorded.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF SEGMENT NET INCOME (LOSS) TO EBITDA EXCLUDING NON-
CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE CASH FLOW
IMTT

	Quarter Ended March 31,
	2012	2011	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Terminal revenue	111,617	106,015	5,602	5.3
Environmental response revenue	6,387	4,816	1,571	32.6
Total revenue	118,004	110,831	7,173	6.5
Costs and expenses
Terminal operating costs	46,472	46,049	(423)	(0.9)
Environmental response operating costs	5,156	4,731	(425)	(9.0)
Total operating costs	51,628	50,780	(848)	(1.7)
Terminal gross profit	65,145	59,966	5,179	8.6
Environmental response gross profit	1,231	85	1,146	NM
Gross profit	66,376	60,051	6,325	10.5
General and administrative expenses	7,459	7,863	404	5.1
Depreciation and amortization	16,907	15,675	(1,232)	(7.9)
Operating income	42,010	36,513	5,497	15.1
Interest expense, net(1)	(6,591)	(4,683)	(1,908)	(40.7)
Other income	456	779	(323)	(41.5)
Provision for income taxes	(14,367)	(13,544)	(823)	(6.1)
Noncontrolling interest	(99)	25	(124)	NM
Net income	21,409	19,090	2,319	12.1

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	21,409	19,090
Interest expense, net(1)	6,591	4,683
Provision for income taxes	14,367	13,544
Depreciation and amortization	16,907	15,675
Other non-cash expenses (income)	188	(8)
EBITDA excluding non-cash items	59,462	52,984	6,478	12.2

EBITDA excluding non-cash items	59,462	52,984
Interest expense, net(1)	(6,591)	(4,683)
Non-cash derivative gains recorded in interest expense(1)	(2,679)	(4,332)
Amortization of debt financing costs(1)	805	811
Provision for income taxes, net of changes in deferred taxes	(11,392)	(7,888)
Changes in working capital	14,173	1,632
Cash provided by operating activities	53,778	38,524
Changes in working capital	(14,173)	(1,632)
Maintenance capital expenditures	(8,118)	(8,514)
Free cash flow	31,487	28,378	3,109	11.0
_____________________
NM - Not meaningful

(1) Interest expense, net, includes non-cash gains on derivative instruments and non-cash amortization of deferred financing fees.

The Gas Company

	Quarter Ended March 31,
	2012	2011	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)
Contribution margin
Revenue - non-utility	31,629	27,351	4,278	15.6
Cost of revenue - non-utility	15,573	16,057	484	3.0
Contribution margin - non-utility	16,056	11,294	4,762	42.2
Revenue - utility	38,314	34,273	4,041	11.8
Cost of revenue - utility	28,217	24,005	(4,212)	(17.5)
Contribution margin - utility	10,097	10,268	(171)	(1.7)
Total contribution margin	26,153	21,562	4,591	21.3
Production	2,006	1,676	(330)	(19.7)
Transmission and distribution	5,448	4,398	(1,050)	(23.9)
Gross profit	18,699	15,488	3,211	20.7
Selling, general and administrative expenses	5,257	4,217	(1,040)	(24.7)
Depreciation and amortization	1,941	1,773	(168)	(9.5)
Operating income	11,501	9,498	2,003	21.1
Interest expense, net(1)	(1,891)	(2,014)	123	6.1
Other expense	(69)	(152)	83	54.6
Provision for income taxes	(3,799)	(2,902)	(897)	(30.9)
Net income(2)	5,742	4,430	1,312	29.6

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(2)	5,742	4,430
Interest expense, net(1)	1,891	2,014
Provision for income taxes	3,799	2,902
Depreciation and amortization	1,941	1,773
Other non-cash expenses	807	670
EBITDA excluding non-cash items	14,180	11,789	2,391	20.3

EBITDA excluding non-cash items	14,180	11,789
Interest expense, net(1)	(1,891)	(2,014)
Non-cash derivative gains recorded in interest expense(1)	(465)	(276)
Amortization of debt financing costs(1)	120	119
Provision for income taxes, net of changes in deferred taxes	(2,170)	(2,285)
Changes in working capital	(2,858)	(4,415)
Cash provided by operating activities	6,916	2,918
Changes in working capital	2,858	4,415
Maintenance capital expenditures	(1,764)	(2,260)
Free cash flow	8,010	5,073	2,937	57.9
_____________________
(1) Interest expense, net, includes non-cash gains on derivative instruments and non-cash amortization of deferred financing fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

District Energy

	Quarter Ended March 31,
	2012	2011	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)

Cooling capacity revenue	5,495	5,331	164	3.1
Cooling consumption revenue	3,473	2,430	1,043	42.9
Other revenue	639	690	(51)	(7.4)
Finance lease revenue	1,179	1,287	(108)	(8.4)
Total revenue	10,786	9,738	1,048	10.8
Direct expenses — electricity	2,538	1,946	(592)	(30.4)
Direct expenses — other(1)	4,557	4,959	402	8.1
Direct expenses — total	7,095	6,905	(190)	(2.8)
Gross profit	3,691	2,833	858	30.3
Selling, general and administrative expenses	891	923	32	3.5
Amortization of intangibles	341	337	(4)	(1.2)
Operating income	2,459	1,573	886	56.3
Interest expense, net(2)	(2,329)	(2,259)	(70)	(3.1)
Other income	57	56	1	1.8
Benefit for income taxes	10	347	(337)	(97.1)
Noncontrolling interest	(211)	(213)	2	0.9
Net loss	(14)	(496)	482	97.2

Reconciliation of net loss to EBITDA excluding non-cash items:
Net loss	(14)	(496)
Interest expense, net(2)	2,329	2,259
Benefit for income taxes	(10)	(347)
Depreciation(1)	1,674	1,647
Amortization of intangibles	341	337
Other non-cash expenses	29	38
EBITDA excluding non-cash items	4,349	3,438	911	26.5

EBITDA excluding non-cash items	4,349	3,438
Interest expense, net(2)	(2,329)	(2,259)
Non-cash derivative gains recorded in interest expense(2)	(303)	(361)
Amortization of debt financing costs(2)	170	170
Equipment lease receivable, net	838	740
Benefit for income taxes, net of changes in deferred taxes	47	(45)
Changes in working capital	(1,825)	1,323
Cash provided by operating activities	947	3,006
Changes in working capital	1,825	(1,323)
Maintenance capital expenditures	(87)	(66)
Free cash flow	2,685	1,617	1,068	66.0
_____________________
(1) Includes depreciation expense of $1.7 million and $1.6 million for the quarters ended March 31, 2012 and 2011, respectively.
(2) Interest expense, net, includes non-cash gains on derivative instruments and non-cash amortization of deferred financing fees.

Atlantic Aviation
	Quarter Ended March 31,
	2012	2011	Change Favorable/(Unfavorable)
	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Fuel revenue	141,325	125,713	15,612	12.4
Non-fuel revenue	42,802	42,796	6	-
Total revenue	184,127	168,509	15,618	9.3
Cost of revenue
Cost of revenue-fuel	100,308	86,054	(14,254)	(16.6)
Cost of revenue-non-fuel	5,567	5,248	(319)	(6.1)
Total cost of revenue	105,875	91,302	(14,573)	(16.0)
Fuel gross profit	41,017	39,659	1,358	3.4
Non-fuel gross profit	37,235	37,548	(313)	(0.8)
Gross profit	78,252	77,207	1,045	1.4
Selling, general and administrative expenses	43,944	45,051	1,107	2.5
Depreciation and amortization	13,815	13,819	4	-
Operating income	20,493	18,337	2,156	11.8
Interest expense, net(1)	(8,785)	(10,193)	1,408	13.8
Other expense	(16)	(227)	211	93.0
Provision for income taxes	(4,710)	(3,175)	(1,535)	(48.3)
Net income(2)	6,982	4,742	2,240	47.2

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(2)	6,982	4,742
Interest expense, net(1)	8,785	10,193
Provision for income taxes	4,710	3,175
Depreciation and amortization	13,815	13,819
Other non-cash (income) expenses	(141)	146
EBITDA excluding non-cash items	34,151	32,075	2,076	6.5

EBITDA excluding non-cash items	34,151	32,075
Interest expense, net(1)	(8,785)	(10,193)
Interest rate swap breakage fees(1)	(248)	(1,105)
Non-cash derivative gains recorded in interest expense(1)	(4,614)	(3,768)
Amortization of debt financing costs(1)	688	741
Provision for income taxes, net of changes in deferred taxes	(207)	(495)
Changes in working capital	340	223
Cash provided by operating activities	21,325	17,478
Changes in working capital	(340)	(223)
Maintenance capital expenditures	(1,876)	(836)
Free cash flow	19,109	16,419	2,690	16.4
_____________________
(1) Interest expense, net, includes non-cash gains on derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.

(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

MACQUARIE INFRASTRUCTURE COMPANY LLC
RECONCILIATION OF PROPORTIONATELY COMBINED NET INCOME (LOSS) TO EBITDA
EXCLUDING NON-CASH ITEMS AND CASH FROM OPERATING ACTIVITIES TO FREE
CASH FLOW

	For the Quarter Ended March 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	The Gas Company	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	10,705	5,742	(7)	6,982	(8,119)	15,303	21,409	(14)
Interest expense, net(2)	3,296	1,891	1,165	8,785	-	15,136	6,591	2,329
Provision (benefit) for income taxes	7,184	3,799	(5)	4,710	(1,978)	13,709	14,367	(10)
Depreciation	8,083	1,735	837	5,816	-	16,471	16,165	1,674
Amortization of intangibles	371	206	171	7,999	-	8,747	742	341
Base management fee paid in LLC interests	-	-	-	-	4,995	4,995	-	-
Other non-cash expense (income), net	94	807	15	(141)	56	831	188	29
EBITDA excluding non-cash items	29,731	14,180	2,175	34,151	(5,046)	75,191	59,462	4,349

EBITDA excluding non-cash items	29,731	14,180	2,175	34,151	(5,046)	75,191	59,462	4,349
Interest expense, net(2)	(3,296)	(1,891)	(1,165)	(8,785)	-	(15,136)	(6,591)	(2,329)
Interest rate swap breakage fees(2)	-	-	-	(248)	-	(248)	-	-
Non-cash derivative gains recorded in interest expense, net(2)	(1,340)	(465)	(152)	(4,614)	-	(6,570)	(2,679)	(303)
Amortization of deferred finance charges(2)	403	120	85	688	-	1,296	805	170
Equipment lease receivables, net	-	-	419	-	-	419	-	838
(Provision) benefit for income taxes, net of changes in deferred taxes	(5,696)	(2,170)	24	(207)	1,577	(6,472)	(11,392)	47
Changes in working capital	7,087	(2,858)	(913)	340	(1,989)	1,667	14,173	(1,825)
Cash provided by (used in) operating activities	26,889	6,916	474	21,325	(5,458)	50,146	53,778	947
Changes in working capital	(7,087)	2,858	913	(340)	1,989	(1,667)	(14,173)	1,825
Maintenance capital expenditures	(4,059)	(1,764)	(44)	(1,876)	-	(7,743)	(8,118)	(87)

Free cash flow	15,744	8,010	1,343	19,109	(3,469)	40,736	31,487	2,685

	For the Quarter Ended March 31, 2011
($ in Thousands) (Unaudited)	IMTT 50%	The Gas Company	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	9,545	4,430	(248)	4,742	(5,873)	12,596	19,090	(496)
Interest expense, net(2)	2,342	2,014	1,130	10,193	(1)	15,677	4,683	2,259
Provision (benefit) for income taxes	6,772	2,902	(174)	3,175	1,256	13,932	13,544	(347)
Depreciation	7,573	1,567	824	5,643	-	15,607	15,146	1,647
Amortization of intangibles	265	206	169	8,176	-	8,815	529	337
Base management fee paid in LLC interests	-	-	-	-	3,632	3,632	-	-
Other non-cash (income) expense, net	(4)	670	19	146	(408)	423	(8)	38
EBITDA excluding non-cash items	26,492	11,789	1,719	32,075	(1,394)	70,681	52,984	3,438

EBITDA excluding non-cash items	26,492	11,789	1,719	32,075	(1,394)	70,681	52,984	3,438
Interest expense, net(2)	(2,342)	(2,014)	(1,130)	(10,193)	1	(15,677)	(4,683)	(2,259)
Interest rate swap breakage fees(2)	-	-	-	(1,105)	-	(1,105)	-	-
Non-cash derivative gains recorded in interest expense, net(2)	(2,166)	(276)	(181)	(3,768)	-	(6,391)	(4,332)	(361)
Amortization of deferred finance charges(2)	406	119	85	741	-	1,351	811	170
Equipment lease receivables, net	-	-	370	-	-	370	-	740
(Provision) benefit for income taxes, net of changes in deferred taxes	(3,944)	(2,285)	(23)	(495)	1,893	(4,854)	(7,888)	(45)
Changes in working capital	816	(4,415)	662	223	(2,360)	(5,074)	1,632	1,323
Cash provided by (used in) operating activities	19,262	2,918	1,503	17,478	(1,860)	39,301	38,524	3,006
Changes in working capital	(816)	4,415	(662)	(223)	2,360	5,074	(1,632)	(1,323)
Maintenance capital expenditures	(4,257)	(2,260)	(33)	(836)	-	(7,386)	(8,514)	(66)

Free cash flow	14,189	5,073	809	16,419	500	36,990	28,378	1,617
___________________________
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2) Interest expense, net, includes non-cash gains on derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.

CONTACT:
Investor enquiries
Jay A. Davis
Investor Relations
Macquarie Infrastructure Company
(212) 231-1825
or
Media enquiries
Paula Chirhart
Corporate Communications
Macquarie Infrastructure Company
(212) 231-1310